Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
(952) 930-9000

Appliance Recycling Centers of America (ARCA) Names

New Member to Board of Directors

Minneapolis, MN—November 5, 2007—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported that Morgan Wolf has been named to the company’s board of directors.  He fills a new position on the board and will initially serve until the next election of directors, which will be held at the company’s annual meeting of shareholders in May 2008.  Wolf joins current directors Duane S. Carlson, W. William (Bill) Bednarczyk, Albin (Al) S. Dubiak and Edward R. (Jack) Cameron, ARCA’s president and CEO, to compose the five-member board.

Wolf currently is a consultant specializing in budget planning and cost analysis for ARCA, as well as for other small local businesses.  His 45-year retail career began with Sears and spanned 32 years in a variety of management positions throughout the upper Midwest, including sales promotion, store manager and district manager.  After retiring from Sears, he joined ARCA in 1996 as national quality control manager and subsequently held several other positions at the company, including vice president of operations, before retiring from ARCA.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “With his extensive experience in the appliance retailing industry combined with his in-depth working knowledge of ARCA’s operations, Morgan Wolf will be a tremendous asset to our board of directors. ARCA has been fortunate to have had the expertise of board members Duane Carlson, Bill Bednarczyk and Al Dubiak, and we welcome Morgan’s contributions to the continued growth of ARCA’s appliance retailing and recycling operations.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-out, factory overruns and scratch-and-dent unit, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of October 2007, ApplianceSmart was operating fourteen factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas.  As previously announced, ARCA will open its fourth store in the Columbus market in November 2007, bringing the total number of ApplianceSmart outlets nationally to fifteen.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web sites at www.arcainc.com and www.appliancesmart.com.